Exhibit 99.1

                STILLWATER MINING REPORTS SECOND QUARTER RESULTS

    BILLINGS, Mont., Aug. 8 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) reported a net loss of $0.6 million for the second quarter of 2005 or $0.01 per diluted share, on revenue of $125.4 million, compared to net income of $13.5 million for the second quarter of 2004 or $0.15 per diluted share, on revenue of $84.2 million. This decrease in net income reflects a $5.0 million increase in depreciation and amortization expense on the additional capital placed in service during 2005. Also contributing to the decrease were lower average realized metal prices and higher costs for raw materials in 2005.

    On July 7, 2005, subsequent to quarter-end, members of the United Steelworkers' East Boulder Unit, under which the Company's employees at the East Boulder Mine are organized, voted to approve a three-year contract effective July 10, 2005 through July 1, 2008. The new labor agreement provides for a 3% annual wage increase in each year of the contract.

    For the first six months of 2005, the Company reported a net loss of $1.8 million, or $0.02 per diluted share, on revenue of $252.8 million, compared to net income of $27.4 million, or $0.30 per diluted share, on revenue of $184.9 million for the first six months of 2004. The 2005 decrease in net income is primarily driven by a $10.8 million increase in depreciation and amortization expense, resulting from additional capital placed in service during 2005, and by the $6.0 million cumulative benefit of a change in accounting method recorded in 2004. Earnings also were affected by lower average realized metal prices and higher costs for raw materials in 2005.

    Announcing the Company's results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "The Company is now amortizing its development assets over a shorter period than previously due to a 2004 change in the method of amortizing capital mine development costs. This change has reduced reported earnings but has not affected the Company's cash flow. During the second quarter and first half of 2005, we generated positive cash flow, even after unusually strong spending this year for capital development and debt repayment. At June 30, 2005, the Company held cash and cash equivalents (including short-term investments) of $141.3 million, up from $136.6 million at March 31, 2005 and $109.2 million at December 31, 2004."

    Mr. McAllister continued, "Our focus in 2005 at the operations is to position ourselves for improved productivity and reduced unit costs in the future by introducing more selective mining methods and strengthening the developed state of the mines. These efforts will require somewhat higher capital spending than normal during 2005 and part of 2006, but they are expected to result in more efficient and productive mining operations over the longer term."

    "The operations during the quarter performed well and are on or ahead of plan for the year. Ore production at the Stillwater Mine averaged 1,951 tons of ore per day during the second quarter and 2,067 tons per day during the first six months of 2005, a 2% decrease and 4% increase, respectively, over the 1,995 tons of ore per day averaged during 2004. Incremental production resources at the Stillwater Mine in 2005 have been directed toward expanding primary development and defining additional proven reserves rather than on increasing production currently. At the East Boulder Mine the rate of ore production averaged 1,273 and 1,294 tons of ore per day during the second quarter and the first six months of 2005, respectively, a decrease of 4% and 2% from the 1,326 tons of ore per day averaged during 2004. Like Stillwater, a portion of the productive capacity at East Boulder Mine this year has been diverted into mine development efforts aimed at improving productivity and reducing unit costs over the longer term."

    "Reflecting the efforts at both Stillwater and East Boulder in 2005 to improve the developed state of the mines, during the second quarter of 2005, new primary development totaled 10,509 feet at the Stillwater Mine and 4,525 feet at the East Boulder Mine. These numbers represent 30% and 46% increases, respectively, from the average quarterly feet of advance achieved in 2004. Our capital spending requirements are expected to decline in future years following completion of the expanded 2005-2006 development program," stated Mr. McAllister.

    "At the East Boulder Mine, achieving a sustainable increase in production rates is crucial to the longer-term economic viability of the operation. The current capital program there targets a future sustainable production rate of 1,650 ore tons per day through accelerated primary development to increase the number of ramp systems and working faces, additional diamond drilling associated with increased primary development; and the development of two new ventilation raises to surface. The added ventilation capacity will allow us to increase the amount of diesel equipment operating underground while at the same time improving underground air quality. The development of the first of these new ventilation raises has progressed more slowly this year than planned, and the Company is utilizing the delay to further extend its drill definition program and to implement more selective mining methods at East Boulder."

    "Turning to the marketing front, at the end of the second quarter of 2005, the Company had secured platinum prices in the forward market by entering into financially settled forward transactions covering 162,300 ounces, or about 61% of our anticipated platinum mine production for the period from July of 2005 through May of 2007, at an overall average price of about $830 per ounce. The Company has enjoyed the benefit of unusually high platinum prices during the past several quarters, particularly in contrast to the relatively low market prices for palladium over the same period. The difference in market price between platinum and palladium has ranged from about $650 to $700 per ounce recently, an unusually wide spread. We are concerned that this spread between palladium and platinum prices could narrow as consumers continue to substitute palladium for platinum in existing and new applications, driven by the lower price of palladium. The financially settled forward transactions provide a measure of protection to the Company against any significant decline in platinum prices," Mr. McAllister concluded.

    OPERATING RESULTS

    Quarter Ended June 30
    During the second quarter of 2005, the Company produced a total of 139,000 ounces of palladium and platinum, compared to 148,000 ounces of palladium and platinum in the second quarter of 2004. The production decrease is primarily due to the allocation of incremental production resources in 2005 toward expanded development rather than ore extraction. Second quarter PGM production at the Stillwater Mine decreased by 9% to approximately 99,000 ounces in 2005, compared to 109,000 ounces in the 2004 second quarter. At the East Boulder Mine, second quarter production of approximately 40,000 ounces was about the same as last year.

    The Company's realized prices for mine production are bolstered by long-term sales agreements containing floor prices for palladium that currently are well above the market price. To a lesser degree, platinum realizations were constrained by contractual price ceilings and by unfavorable financially settled forward contracts maturing during the quarter. Net per-ounce realizations in the 2005 second quarter were $355 for palladium and $832 for platinum, compared to $386 and $859, respectively, in the second quarter of 2004. When platinum and palladium sales for the second quarter of 2005 are averaged together, the Company's combined realized price for mine production was $472 per ounce, about 4% lower than the corresponding realization for the second quarter of 2004. However, without the palladium price floors and the constraints on platinum prices, the average realization in the second quarter of 2005 would have been about $359 per ounce.

    During the second quarter of 2005, the Company's total cost of metals sold was $99.5 million, compared to $48.9 million for the same period of 2004, a 104% increase. For part of the second quarter of 2004, the Company's smelter and refinery were shut down for rebricking and other refurbishment; during the shutdown mine production was stockpiled for processing later and the associated production costs remained in inventory rather than flowing into cost of metals sold. The component of total cost of metals sold attributable to mine production was $53.2 million for the second quarter of 2005, compared to $19.5 million for the same period of 2004, a 173% increase. This increase fully reflects the 39% increase in ounces sold between the two quarters, again, as a result of the smelter rebricking in the second quarter of 2004. Depreciation and amortization expense in the second quarter of 2005 increased by $5.0 million, or 33%, over the second quarter of 2004 as a result of new capital development placed into service during 2005.

    Total consolidated cash costs per ounce, a non-GAAP measure of production efficiency (discussed in detail in the Company's 2004 Annual Report on Form 10-K), increased 22% to $322 per ounce in the second quarter of 2005, compared to $264 per ounce for the same period in 2004. The $58 per ounce increase is primarily due to the postponement of processing costs in the second quarter of 2004 as a result of the smelter rebricking, as well as period-on-period higher labor costs associated with the new union contract at the Stillwater Mine, increased employee benefit and health care costs and escalation of material costs reflecting higher prices paid for certain key raw materials in 2005.

    Second quarter 2005 sales include 26,000 ounces of PGMs from catalyst recycling -- including 11,000 ounces of palladium, 12,000 ounces of platinum and 3,000 ounces of rhodium, -- and 109,600 ounces of palladium delivered out of the inventory received in the 2003 Norilsk Nickel transaction. At June 30, 2005, the Company had approximately 282,600 ounces of palladium inventory remaining. If the Company continues to deliver at the same rate as the second quarter of 2005, the palladium received in the 2003 Norilsk Nickel transaction will be completely sold by the end of the first quarter of 2006. Corresponding sales for the second quarter of 2004 were 20,000 ounces of PGMs from recycling -- including 8,000 ounces of palladium, 10,000 ounces of platinum and 2,000 ounces of rhodium -- and 109,600 ounces from the palladium received in the Norilsk Nickel transaction.

    Six Months Ended June 30
    During the first six months of 2005, the Company's mines produced 283,000 ounces of palladium and platinum, compared to 295,000 ounces of palladium and platinum in the first six months of 2004. The 4% overall production decrease is primarily due to the allocation of certain production resources in 2005 toward further improving the developed state of the mines. Platinum and palladium production at the Stillwater Mine decreased by 5% to approximately 204,000 ounces in the first six months of 2005, compared to 214,000 ounces for the same period of 2004. PGM production at the East Boulder Mine also decreased, totaling approximately 79,000 ounces in the first half of 2005, a 2% decline from the 81,000 ounces produced in the corresponding period last year.

    Realized prices per ounce for mine production in the first half of 2005 averaged $355 for palladium and $827 for platinum, compared to $380 and $861, respectively, for the same period of 2004. Palladium realizations benefited from the floor prices included in the Company's long-term sales contracts and a small portion of the platinum realizations were constrained by ceiling prices in the same contracts. Net platinum realizations also were constrained by unfavorable financially settled forward contracts settling during the period. When platinum and palladium sales from mine production are averaged together for the six-month period, the Company's combined net realized price was $466 per ounce, about 4%, or $19 per ounce, lower than the 2004 first six months' combined realized price. Without the effect of contractual price floors and ceilings and unfavorable forward contracts, however, the Company's combined average PGM realization would have been only about $350 per ounce for the first half of 2005.

    For the first six months of 2005, the Company's total cost of metals sold was $200.5 million, compared to $119.4 million for the same period of 2004, a 68% increase. Lower production costs for 2004 arose primarily from production costs incurred and inventoried during the second quarter 2004 shutdown of the Company's smelter and refinery for rebricking and other refurbishment. The portion of total cost of metals sold attributable to mine production was $95.5 million for the first six months of 2005, compared to $66.8 million for the same period of 2004, a 43% increase. The increase was primarily due to the 36% increase in ounces sold in the first six months of 2005, again reflecting the effect of the second-quarter 2004 smelter rebricking. Depreciation and amortization expense in the first six months of 2005 increased by $10.8 million, or 36% over the first six months of 2004, mostly as a result of the additional capital development placed into service during 2005.

    Total consolidated cash costs per ounce produced, a non-GAAP measure of production efficiency described more fully in the Company's 2004 Annual Report on Form 10-K, increased $44 or 16% in the first six months of 2005 to $318 per ounce from $274 per ounce in the same period of 2004. The increase is primarily due to the postponement of processing costs in the second quarter of 2004 as a result of the smelter rebricking, along with 2005 increased labor costs associated with the new union contract at the Stillwater Mine, higher employee benefit and health care costs and escalation in material costs reflecting higher prices paid for certain basic raw materials.

    Sales for the first half of 2005 include 61,000 ounces of PGMs from catalyst recycling -- including 22,000 ounces of palladium, 33,000 ounces of platinum and 6,000 ounces of rhodium, -- and 219,000 ounces of palladium delivered out of the inventory received in the 2003 Norilsk Nickel transaction. Corresponding sales for the first six months of 2004 were 47,000 ounces of PGMs from recycling -- including 15,000 ounces of palladium, 27,000 ounces of platinum and 5,000 ounces of rhodium -- and 156,000 ounces from the palladium received in the Norilsk Nickel transaction.

    STILLWATER MINE

    Quarter Ended June 30
    At the Stillwater Mine, PGM production was 99,000 ounces in the second quarter of 2005 compared to 109,000 ounces in the second quarter of 2004. During the quarter, a total of 202,000 tons were milled with a combined mill head grade of 0.53 ounce per ton, compared to 197,000 tons with a combined mill head grade of 0.60 ounce per ton in the second quarter of 2004. The mining rate during the second quarter of 2005 was approximately 1,951 tons of ore per day, compared to 2,048 tons of ore per day in the second quarter of 2004. Ore production in the second quarter was 2% lower than the 1,995 tons of ore per day averaged during 2004, reflecting the dedication of resources in 2005 toward improving the developed state of the mine rather than on expanding production.

    During the second quarter of 2005, the total cost of revenues at the Stillwater Mine was $52.8 million, compared to $24.9 million for the second quarter of 2004, due to increased operating costs, royalties, and taxes, a $19.6 million change of metals inventory from mine production and a $4.0 million increase in depreciation and amortization expense as a result of depletion of capital development placed into service during 2005. While the Company's smelting and refining facilities were shut down for refurbishment during the second quarter of 2004, the Company stockpiled mill concentrates for later processing, resulting in higher than normal production inventories.

    Total cash costs per ounce, a non-GAAP measure of production efficiency, increased to $309 for the second quarter of 2005, compared to $240 for the same period in 2004. The increase is primarily due the postponement of processing costs in the second quarter of 2004 as a result of the smelter rebricking, as well as period-on-period higher labor costs associated with the new union contract at the Stillwater Mine, increased employee benefit and health care costs and escalating prices for certain key raw materials in 2005.

    Six Months Ended June 30
    For the first six months of 2005 the mine produced 204,000 ounces of platinum and palladium, compared to 214,000 ounces for the first six months of 2004, a 5% decrease, primarily as a result of allocating incremental production resources in 2005 toward further primary development.

    During the first six months of 2005, the total cost of revenues at the Stillwater Mine was $94.4 million, compared to $66.0 million for the first six months of 2004, the result of increased operating costs, royalties, and taxes, a $12.4 million decrease in metals inventory from mine production and an $8.9 million increase in depreciation and amortization expense as a result of depletion of new capital development placed into service during 2005. As already noted, during the refurbishment of the smelter and refinery, mill concentrates were stockpiled for later processing, resulting in higher than normal product inventories during the first half of 2004.

    For the first six months of 2005, total cash costs per ounce, a non-GAAP measure of production efficiency, were $303, compared to $258 during the same period in 2004. The increase reflects the postponement of processing costs in 2004 as a result of the smelter rebricking, as well as period-on-period increased labor costs associated with the new union contract at the Stillwater Mine, growth in employee benefit and health care costs and higher prices paid for certain key raw materials in 2005.

    Capital Spending
    During the second quarter of 2005 capital expenditures at the mine were $12.9 million, of which $11.6 million was for capitalized mine development. Year-to-date capital spending was $23.4 million of which $21.7 million was spent for capitalized mine development.

    EAST BOULDER MINE

    Quarter Ended June 30
    During the second quarter of 2005, the East Boulder Mine produced 40,000 ounces of palladium and platinum, about the same as in the second quarter of 2004. The mining rate averaged 1,273 tons of ore per day for the quarter, down from 1,298 tons of ore per day in the second quarter of 2004, due to some of the productive capacity of the mine being diverted into mine development efforts that are expected to improve productivity and reduce unit costs over the longer term. The East Boulder mill processed a total of 118,000 tons with a mill head grade of 0.38 ounce per ton during the second quarter of 2005, compared to 116,000 tons with a mill head grade of 0.38 ounce per ton for the same quarter last year.

    During the second quarter of 2005, the total cost of revenues at the East Boulder Mine was $20.3 million, compared to $9.5 million for the second quarter of 2004 due to a $8.7 million period-on-period reduction in metals inventory and a $1.0 million increase in depreciation and amortization expense as a result of depletion of new capital development placed into service during 2005. During the second quarter of 2004 period, the Company's smelting and refining facilities were shut down for about a month for rebricking the smelter, during which time mill concentrates were stockpiled for later processing, resulting in the build-up of concentrate inventories during the 2004 period.

    Total cash costs per ounce, a non-GAAP measure of production efficiency, increased to $352 in the second quarter of 2005 compared to $333 per ounce for the same period in 2004 due to increased employee benefit and health care costs and higher prices for certain key raw materials in 2005.

    Six Months Ended June 30
    For the first six months of 2005 the East Boulder Mine produced 79,000 ounces of palladium and platinum compared to 81,000 ounces for the first six months of 2004.

    During the first six months of 2005, the total cost of revenues at the East Boulder Mine was $41.8 million, compared to $30.7 million for the same period in 2004 due to a $6.7 million period-on-period reduction in metals inventory from mine production and a $1.9 million increase in depreciation and amortization expense as a result of depletion of new capital development placed into service during 2005. During the second quarter of 2004, the Company's smelting and refining facilities were shut down for about a month for rebricking the smelter resulting, as already noted, in the build-up of concentrate inventories during the period.

    For the first six months of 2005, total cash costs per ounce, a non-GAAP measure of production efficiency, increased to $356 from $318 for the same period in 2004 due to the higher employee benefit and health care costs and higher prices for certain key raw materials in 2005.

    Capital Spending
    During the second quarter of 2005, capital expenditures at the mine were $9.5 million, of which $7.1 million was incurred for capitalized mine development. Year-to-date capital spending is $16.5 million, of which $13.5 million was incurred for capitalized mine development.

    FINANCES

    Revenues
    Revenues increased 49% to $125.4 million for the second quarter of 2005 compared with $84.2 million for the second quarter of 2004. The $41.2 million increase was driven by an increase of approximately $31.5 million in mine production revenues due to an increase in the quantity of metals sold -- 161,000 ounces in the second quarter of 2005 compared to 90,000 ounces in the same period of 2004. During the second quarter of 2004, the Company's smelting and refining facilities were shut down for about a month for smelter rebricking and other refurbishment, and sales were curtailed during the shutdown.

    The 2005 increase in ounces sold was offset by a 4% decrease in combined average net realized PGM price per ounce of $472 in the second quarter of 2005, compared to $490 in the same period of 2004, primarily as the result of unfavorable financially settled forward contracts maturing during the 2005 quarter. Sales of 26,000 ounces from PGM recycling provided $16.8 million of added revenue in the second quarter, compared to $12.0 million on sales of 20,000 ounces in the same period of 2004. The sale of 109,600 ounces of palladium received in the 2003 Norilsk Nickel transaction contributed $20.7 million to revenue for the quarter, at an average realized palladium price of approximately $189 per ounce, down from $27.8 million in the second quarter of 2004 when the average realized palladium price was $253 per ounce. Additionally, the resale of 12,000 ounces of purchased platinum and rhodium under one of the Company's contracts added $12.0 million to 2005 second quarter revenues.

    For the first six months of 2005, revenues increased by 37% to $252.8 million, compared to $184.9 million for the same period of 2004. The $67.9 million increase was driven by a 20% increase in mine production revenues. Revenues from mine production were $140.0 million in the first six months of 2005, compared to $116.6 million for the same period in 2004. The increase in mine production revenues was due to an increase in the quantity of metals sold to 300,000 ounces in the first six months of 2005 from 240,000 ounces in the same period of 2004. Lower 2004 sales were attributable to production that was stockpiled for processing during the shutdown of the Company's processing facilities for refurbishment during the second quarter of 2004. The resulting 2005 sales increase was partially offset by a decrease in the Company's combined average realized PGM price per ounce of $466 for the first six months of 2005, compared to $485 for the same period of 2004, a 4% decrease.

    Revenues from PGM recycling were $42 million for the first six months of 2005, compared to $28.2 million for the same period in 2004 primarily due to an increase in the quantity of recycled PGMs sold to 61,000 ounces in the first six months of 2005, from 47,000 ounces in the same period of 2004. Lower revenues in 2004, again, reflected the shutdown of the smelter and refinery for rebricking and other refurbishment during the second quarter of 2004. Recycling revenue also benefited modestly from higher prices for platinum and rhodium in the first six months of 2005 as compared to the same period of 2004.

    Sales of approximately 219,000 ounces of palladium received in the Norilsk Nickel transaction generated $41.1 million in revenues during the first six months of 2005, compared to $40.1 million in revenues on approximately 156,000 ounces of palladium sold during the same period of 2004. The average realized price on these palladium sales was approximately $188 per ounce for the first six months of 2005, compared to $257 per ounce for the same period in 2004, reflecting the decrease in palladium prices period to period. Additionally, the resale of 21,000 ounces of purchased platinum and rhodium added $29.7 million to revenues in the first half of 2005; there were no comparable resales of purchased metal recorded during the same period of 2004.

    Cash from Operations
    For the second quarter of 2005, net cash provided by operating activities was $34.9 million, compared to $24.6 million for the comparable period of 2004. This growth in cash provided from operating activities between the second quarter of 2004 and the second quarter of 2005 resulted from reduced sales in the second quarter of 2004 of mine production and recycled PGMs due to the 2004 shutdown of the Company's smelter and refinery for rebricking and other refurbishment.

    For the six months ended June 30, 2005, net cash provided by operations was $80.3 million, compared to $39.7 million for the same period of 2004. The increase in cash provided by operations of $40.6 million also was primarily due to the reduced sales from mine production and recycled PGM's in 2004 while the Company's smelter and refinery was shut down for rebricking and other refurbishment. In addition, sales of palladium inventory received in the Norilsk Nickel transaction increased in 2005 with the benefit of two full quarters of sales.

    Capital Expenditures
    Consolidated capital expenditures totaled $22.8 million in the second quarter of 2005, including $18.6 million incurred in connection with capitalized mine development activities, compared to a total of $20.3 million in the same period of 2004, which included $16.4 million capitalized mine development.

    For the first six months of 2005, consolidated capital expenditures totaled $40.2 million, of which $35.2 million was incurred in connection with capitalized mine development activities, compared to $34.9 million for the same period of 2004, which included $28.6 million incurred in connection with capitalized mine development activities.

    Debt
    During the second quarter of 2005, the Company made $7.3 million in principal payments against the Company's term debt facility. In accordance with the terms of the credit facility, the Company is required to remit 25% of the net proceeds from sales of palladium received in the Norilsk Nickel transaction to prepay its term loan facility. Accordingly, $20.2 million of the long-term debt has been classified as a current liability at June 30, 2005, representing that portion of long-term debt expected to be prepaid under this arrangement during the next twelve months. As of June 30, 2005, the Company has remitted $14.8 million in prepayments since inception on the credit facility in connection with the sales of palladium received in the Norilsk Nickel transaction. Another $7.0 million was paid on August 2, 2005, based on sales through the month of June.

    At June 30, 2005, the Company has $123.9 million outstanding under its term loan facilities bearing interest at approximately 6.375% and $14.1 million in letters of credit issued under the revolving credit facility, bearing interest at approximately 5.375%, posted as collateral in support of the Company's long-term reclamation obligations. The outstanding letters of credit reduced the amount available under the revolving credit facility to $25.9 million at June 30, 2005. The letters of credit carried an annual fee of 2.375% as of June 30, 2005. The remaining unused portion of the revolving credit facility bears an annual commitment fee of 0.75%.

    Cash Position
    During the first half of 2005, cash, cash equivalents and other highly liquid cash investments increased by $32.1 million to a total of $141.3 million at June 30, 2005. The Company's net working capital at June 30, 2005, was $230.9 million, compared to $236.4 million at December 31, 2004. The decrease in net working capital resulted primarily from a net reduction in operating assets and liabilities of $37.6 million, partially offset by the $32.1 million increase in cash and other liquid short-term investments. The Company's ratio of current assets to current liabilities was 4.4 at June 30, 2005 down from 4.5 at December 31, 2004.

    METALS MARKET
    During the second quarter of 2005, the market price for palladium averaged $192 per ounce, trading in a range between $203 and $182 per ounce, while platinum traded as high as $900 per ounce and as low as $853 per ounce and averaged $871 per ounce.

    The palladium price traded in the $200 per ounce range early in the second quarter but then weakened to trade for most of the balance of the quarter in the range of $180 to $190 per ounce. Late in the quarter the palladium price spiked up to $191 per ounce as platinum and gold prices rallied. Demand for palladium reportedly continues to be strong this year for jewelry use in China.

    Stillwater Mining Company will host its second quarter results conference call at 12 noon Eastern Time on August 8, 2005. The conference call dial-in number is 800-553-5260 (US) and 612-332-0636 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in number 800-475-6701
(US) and 320-365-3844 (International), access code 791433, through August 15, 2005.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2004 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

    Key Factors Tables and Financial Statements follow."

Stillwater Mining Company
Key Factors
(Unaudited)

                                              Three months ended            Six months ended
                                                    June 30,                   June 30,
OPERATING AND COST DATA                    -------------------------   -------------------------
FOR MINE PRODUCTION                           2005          2004          2005          2004
----------------------------------------   -----------   -----------   -----------   -----------
Consolidated:
Ounces produced (000)
Palladium                                          107           114           218           228
Platinum                                            32            34            65            67
Total                                              139           148           283           295

Tons milled (000)                                  296           302           609           616
Mill head grade (ounce per ton)                   0.50          0.53          0.50          0.52

Sub-grade tons milled (000) (1)                     24            11            37            26
Sub-grade tons mill head
 grade (ounce per ton)                            0.16          0.28          0.17          0.24

Total tons milled (000) (1)                        320           313           646           642
Combined mill head
 grade (ounce per ton)                            0.48          0.52          0.49          0.51
Total mill recovery (%)                             91            91            91            91

Total operating
 costs (000) (Non-GAAP) (2)                $    38,022   $    33,805   $    76,814   $    69,401
Total cash
 costs (000) (Non-GAAP) (2)                $    44,561   $    38,930   $    89,998   $    81,048
Total production
 costs (000) (Non-GAAP) (2)                $    64,604   $    53,933   $   130,969   $   111,137

Total operating costs
 per ounce (Non-GAAP) (3)                  $       274   $       230   $       271   $       235
Total cash costs per
 ounce (Non-GAAP) (3)                      $       322   $       264   $       318   $       274
Total production costs
 per ounce (Non-GAAP) (3)                  $       466   $       366   $       463   $       376

Total operating costs
 per ton milled (Non-GAAP) (3)             $       119   $       108   $       119   $       108
Total cash costs per
 ton milled (Non-GAAP) (3)                 $       139   $       124   $       139   $       126
Total production costs per
 ton milled (Non-GAAP) (3)                 $       202   $       172   $       203   $       173

Stillwater Mine:
Ounces produced (000)
Palladium                                           76            84           156           165
Platinum                                            23            25            48            49
Total                                               99           109           204           214

Tons milled (000)                                  178           186           374           381
Mill head grade (ounce per ton)                   0.59          0.62          0.58          0.60

Sub-grade tons milled (000) (1)                     24            11            37            26
Sub-grade tons mill head
 grade (ounce per ton)                            0.16          0.28          0.17          0.24

Total tons milled (000) (1)                        202           197           411           407
Combined mill head
 grade (ounce per ton)                            0.53          0.60          0.54          0.57
Total mill recovery (%)                             92            92            92            92

Total operating
 costs (000) (Non-GAAP) (2)                $    26,073   $    22,639   $    52,844   $    47,310
Total cash
 costs (000) (Non-GAAP) (2)                $    30,591   $    26,061   $    61,871   $    55,118
Total production
 costs (000) (Non-GAAP) (2)                $    43,794   $    35,212   $    89,166   $    73,466

Total operating costs
 per ounce (Non-GAAP) (3)                  $       264   $       209   $       259   $       221
Total cash costs per
 ounce (Non-GAAP) (3)                      $       309   $       240   $       303   $       258
Total production costs
 per ounce (Non-GAAP) (3)                  $       443   $       324   $       437   $       343

Total operating costs per
 ton milled (Non-GAAP) (3)                 $       129   $       115   $       129   $       116
Total cash costs per ton
 milled (Non-GAAP) (3)                     $       152   $       132   $       151   $       135
Total production costs per
 ton milled (Non-GAAP) (3)                 $       217   $       178   $       217   $       180

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                              Three months ended            Six months ended
OPERATING AND COST DATA                             June 30,                   June 30,
FOR MINE PRODUCTION                        -------------------------   -------------------------
(Continued)                                    2005          2004          2005          2004
----------------------------------------   -----------   -----------   -----------   -----------
East Boulder Mine:
Ounces produced (000)
  Palladium                                         31            30            62            63
  Platinum                                           9             9            17            18
    Total                                           40            39            79            81

Tons milled (000)                                  118           116           235           235
Mill head grade (ounce per ton)                   0.38          0.38          0.38          0.39

Sub-grade tons milled (000) (1)                     --            --            --            --
Sub-grade tons mill head
 grade (ounce per ton)                              --            --            --            --

Total tons milled (000) (1)                        118           116           235           235
Combined mill head
 grade (ounce per ton)                            0.38          0.38          0.38          0.39
Total mill recovery (%)                             89            88            89            89

Total operating
 costs (000) (Non-GAAP) (2)                $    11,949   $    11,166   $    23,970   $    22,091
Total cash
 costs (000) (Non-GAAP) (2)                $    13,970   $    12,869   $    28,127   $    25,930
Total production
 costs (000) (Non-GAAP) (2)                $    20,810   $    18,721   $    41,803   $    37,671

Total operating costs
 per ounce (Non-GAAP) (3)                  $       301   $       289   $       303   $       271
Total cash costs per
 ounce (Non-GAAP) (3)                      $       352   $       333   $       356   $       318
Total production costs per
 ounce (Non-GAAP) (3)                      $       524   $       484   $       529   $       463

Total operating costs per
 ton milled (Non-GAAP) (3)                 $       101   $        96   $       102   $        94
Total cash costs per ton
 milled (Non-GAAP) (3)                     $       119   $       111   $       120   $       110
Total production costs per
 ton milled (Non-GAAP) (3)                 $       177   $       162   $       178   $       160

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, and interest income and expense are not included in total operating costs, total cash costs or total production costs. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Measures to Cost of Revenues" below for additional detail.

(3) Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. Please see "Reconciliation of Non-GAAP Measures to Cost of Revenues" below and the accompanying discussion.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                              Three months ended            Six months ended
                                                    June 30,                   June 30,
                                           -------------------------   -------------------------
SALES AND PRICE DATA                           2005          2004          2005          2004
----------------------------------------   -----------   -----------   -----------   -----------
Ounces sold (000)
   Mine Production:
     Palladium                                     121            70           229           188
     Platinum                                       40            20            71            52
       Total                                       161            90           300           240

   Other PGM activities:
     Palladium                                     121           118           241           171
     Platinum                                       14            10            39            27
     Rhodium                                         9             2            22             5
       Total                                       144           130           302           203

     Total ounces sold                             305           220           602           443

Average realized price
 per ounce (4)
   Mine Production:
     Palladium                             $       355   $       386   $       355   $       380
     Platinum                              $       832   $       859   $       827   $       861
       Combined                            $       472   $       490   $       466   $       485

   Other PGM activities:
     Palladium                             $       189   $       253   $       188   $       254
     Platinum                              $       865   $       833   $       857   $       783
     Rhodium                               $     1,588   $       796   $     1,523   $       785

Average market price
 per ounce (4)
     Palladium                             $       192   $       256   $       190   $       249
     Platinum                              $       871   $       832   $       867   $       850
       Combined                            $       359   $       382   $       350   $       380

(4) The Company's average realized price represents revenues, including the effect of contractual floor and ceiling prices, hedging gains and losses realized on commodity instruments, and contract discounts, all divided by total ounces sold. Prior period amounts have been adjusted to conform to the current period presentation. The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey quotation for rhodium prices for the actual months of the period.

    Reconciliation of Non-GAAP Measures to Cost of Revenues
    The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while cost of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non- GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

    While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in cost of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to cost of revenues for each period shown is provided as part of the following tables, and a description of each non- GAAP measure is provided below.

    Total Cost of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated cost of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income (Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within cost of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated cost of revenues in proportion to the monthly volumes from each activity. The resulting total cost of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated cost of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income (Loss).

    Total Production Costs (Non-GAAP): Calculated as total cost of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from PGM recycling activities, and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

    When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or consolidated. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

    When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax, and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes, and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

    When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Reconciliation of Non-GAAP Measures to Cost of Revenues

                                              Three months ended            Six months ended
                                                    June 30,                   June 30,
                                           -------------------------   -------------------------
(in thousands)                                 2005          2004          2005          2004
----------------------------------------   -----------   -----------   -----------   -----------
Consolidated:
Reconciliation to consolidated
 cost of revenues:
Total operating
 costs (Non-GAAP)                          $    38,022   $    33,805   $    76,814   $    69,401
Royalties, taxes and other                       6,539         5,125        13,184        11,647
   Total cash costs
    (Non-GAAP)                             $    44,561   $    38,930   $    89,998   $    81,048
Asset retirement costs                             148            93           230           182
Depreciation and amortization                   19,895        14,910        40,741        29,907
   Total production costs
    (Non-GAAP)                             $    64,604   $    53,933   $   130,969   $   111,137
Change in product inventory                     37,720        (2,460)       67,830         9,589
Costs of PGM recycling                          15,857        10,775        39,321        26,144
PGM recycling depreciation                          14            12            27            23
Add: Profit from PGM recycling                   1,203         1,513         3,103         2,478
(Gain) or loss on sale of
 assets and other costs                            (19)           --            12           (74)
   Total consolidated cost
    of revenues                            $   119,379   $    63,773   $   241,262   $   149,297

Stillwater Mine:
Reconciliation to cost
 of revenues:
Total operating costs
 (Non-GAAP)                                $    26,073   $    22,639   $    52,844   $    47,310
Royalties, taxes and other                       4,518         3,422         9,027         7,808
   Total cash costs
    (Non-GAAP)                             $    30,591   $    26,061   $    61,871   $    55,118
Asset retirement costs                             107            76           149           149
Depreciation and amortization                   13,096         9,075        27,146        18,199
   Total production costs
    (Non-GAAP)                             $    43,794   $    35,212   $    89,166   $    73,466
Change in product inventory                      8,210       (11,439)        3,048        (9,302)
Add: Profit from PGM recycling                     861         1,112         2,243         1,798
(Gain) or loss on sale of
 assets and other costs                            (19)           --           (10)           (2)
   Total cost of revenues                  $    52,846   $    24,885   $    94,447   $    65,960

East Boulder Mine:
Reconciliation to cost
 of revenues:
Total operating costs
 (Non-GAAP)                                $    11,949   $    11,166   $    23,970   $    22,091
Royalties, taxes and other                       2,021         1,703         4,157         3,839
   Total cash costs
    (Non-GAAP)                             $    13,970   $    12,869   $    28,127   $    25,930
Asset retirement costs                              41            17            81            33
Depreciation and amortization                    6,799         5,835        13,595        11,708
   Total production costs
    (Non-GAAP)                             $    20,810   $    18,721   $    41,803   $    37,671
Change in product inventory                       (872)       (9,593)         (844)       (7,533)
Add: Profit from PGM recycling                     342           401           859           680
(Gain) or loss on sale of
 assets and other costs                             --            --            22           (72)
   Total cost of revenues                  $    20,280   $     9,529   $    41,840   $    30,746

Other PGM activities:
Reconciliation to cost of
 revenues:
Change in product inventory                $    30,382   $    18,572   $    65,627   $    26,424
PGM recycling depreciation                          14            12            27            23
Costs of PGM recycling                          15,857        10,775        39,321        26,144
   Total cost of revenues                  $    46,253   $    29,359   $   104,975   $    52,591

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

                                              Three months ended            Six months ended
                                                    June 30,                   June 30,
                                           -------------------------   -------------------------
(in thousands, except per share amounts)       2005          2004          2005          2004
----------------------------------------   -----------   -----------   -----------   -----------
Revenues:

  Mine production                          $    75,845   $    44,345   $   140,034   $   116,647
  PGM Recycling                                 16,849        12,026        41,958        28,186
  Sales of palladium received
   in the Norilsk Nickel
   transaction and other                        32,716        27,836        70,821        40,067
      Total revenues                           125,410        84,207       252,813       184,900

Costs and expenses:
  Cost of metals sold:
    Mine production                             53,231        19,504        95,546        66,799
      PGM Recycling                             15,857        10,775        39,321        26,144
    Sales of palladium
     received in Norilsk
     Nickel transaction
     and other                                  30,382        18,572        65,627        26,424
        Total cost of metals
         sold                                   99,470        48,851       200,494       119,367

Depreciation and amortization:
    Mine production                             19,895        14,910        40,741        29,907
      PGM Recycling                                 14            12            27            23
        Total depreciation
         and amortization                       19,909        14,922        40,768        29,930
           Total costs of
            revenues                           119,379        63,773       241,262       149,297

  General and administrative                     4,948         3,926         9,888         7,649
           Total costs and
            expenses                           124,327        67,699       251,150       156,946

Operating income                                 1,083        16,508         1,663        27,954

Other income (expense)
  Interest income                                1,178           386         2,192           671
  Interest expense                              (2,876)       (3,360)       (5,678)       (7,261)

Income (loss) before income
 taxes and cumulative effect
 of change in accounting                          (615)       13,534        (1,823)       21,364

Income tax provision                                --            --            (3)           --

Income (loss) before cumulative
 effect of change in accounting                   (615)       13,534        (1,826)       21,364

Cumulative effect of change
 in accounting                                      --            --            --         6,035

Net income (loss)                          $      (615)  $    13,534   $    (1,826)  $    27,399

Other comprehensive
 income (loss)                                  (2,218)        3,397        (1,957)        2,914

Comprehensive income (loss)                $    (2,833)  $    16,931   $    (3,783)  $    30,313

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

                                              Three months ended            Six months ended
                                                    June 30,                   June 30,
(in thousands, except per share amounts)   -------------------------   -------------------------
(Continued)                                    2005          2004          2005          2004
----------------------------------------   -----------   -----------   -----------   -----------
BASIC AND DILUTED EARNINGS
 (LOSS) PER SHARE

Income (loss) before
 cumulative effect of
 change in accounting                      $      (615)  $    13,534   $    (1,826)  $    21,364

Cumulative effect of change
 in accounting                                      --            --            --         6,035
     Net income (loss)                     $      (615)  $    13,534   $    (1,826)  $    27,399

Weighted average common shares
 outstanding
   Basic                                        90,608        90,146        90,550        90,022
   Diluted                                      90,608        90,541        90,550        90,293

Basic earnings (loss) per share
  Income (loss) before
   cumulative effect of
   change in accounting                    $     (0.01)  $      0.15   $     (0.02)  $      0.23
  Cumulative effect of
   change in accounting                             --            --            --          0.07
     Net income (loss)                     $     (0.01)  $      0.15   $     (0.02)  $      0.30

Diluted earnings (loss)
 per share
  Income (loss) before
   cumulative effect of
   change in accounting                    $     (0.01)  $      0.15   $     (0.02)  $      0.23
  Cumulative effect of
   change in accounting                             --            --            --          0.07
     Net income (loss)                     $     (0.01)  $      0.15   $     (0.02)  $      0.30

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and                 June 30,     December 31,
per share amounts)                                2005           2004
-------------------------------------------   ------------   ------------
ASSETS
  Current assets
    Cash and cash equivalents                 $    141,316   $     96,052
    Restricted cash                                  2,685          2,650
    Investments                                         --         13,150
    Inventories                                    116,924        159,942
    Accounts receivable                             23,005         18,186
    Deferred income taxes                            3,801          6,247
    Other current assets                            11,685          7,428
      Total current assets                         299,416        303,655

  Property, plant and equipment, net               434,147        434,924
  Other noncurrent assets                            5,800          6,139

      Total assets                            $    739,363   $    744,718

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                          $     14,537   $     15,029
    Accrued payroll and benefits                    15,700         13,395
    Property, production and
     franchise taxes payable                         5,863          9,183
    Current portion of long-term debt
     and capital lease obligations                   1,940          1,986
    Portion of debt repayable upon
     liquidation of finished palladium
     in inventory                                   18,916         19,076
    Fair value of derivative instruments             6,922          4,965
    Other current liabilities                        4,651          3,604
      Total current liabilities                     68,529         67,238

  Long-term debt and capital lease
   obligations                                     135,303        143,028
  Deferred income taxes                              3,801          6,247
  Other noncurrent liabilities                      19,401         15,476

      Total liabilities                            227,034        231,989

Commitments and contingencies

Stockholders' equity
  Preferred stock, $0.01 par value,
   1,000,000 shares authorized; none issued             --             --
  Common stock, $0.01 par value,
   200,000,000 shares authorized;
   90,705,229 and 90,433,665 shares
   issued and outstanding                              907            904
  Paid-in capital                                  608,428        604,177
  Accumulated deficit                              (85,743)       (83,918)
  Accumulated other comprehensive loss              (6,922)        (4,965)
  Unearned compensation - restricted stock
   awards                                           (4,341)        (3,469)
    Total stockholders' equity                     512,329        512,729

    Total liabilities and
     stockholders' equity                     $    739,363   $    744,718

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

                                              Three months ended            Six months ended
                                                    June 30,                   June 30,
                                           -------------------------   -------------------------
(in thousands)                                 2005          2004          2005          2004
----------------------------------------   -----------   -----------   -----------   -----------
Cash flows from operating
 activities
Net income (loss)                          $      (615)  $    13,534   $    (1,826)  $    27,399

Adjustments to reconcile
 net income (loss) to
 net cash provided by operating
 activities:
   Depreciation and
    amortization                                19,909        14,922        40,768        29,930
   Cumulative effect of
    change in accounting                            --            --            --        (6,035)
   Stock issued under
    employee benefit plans                       1,191         1,038         2,318         2,096
   Amortization of debt
    issuance costs                                 159           286           319           566
   Share-based compensation                        666           274         1,055           274

Changes in operating assets
  and liabilities:
   Inventories                                  21,606       (11,112)       43,018           882
   Accounts receivable                          (3,819)        8,585        (4,819)      (14,014)
   Accounts payable                                  9         1,504          (492)        1,312
   Other                                        (4,167)       (4,448)          (73)       (2,727)

Net cash provided by operating
 activities                                     34,939        24,583        80,268        39,683

Cash flows from investing
 activities

   Capital expenditures                        (22,755)      (20,317)      (40,222)      (34,892)
   Purchases of investments                     (6,440)       (4,250)      (22,671)      (11,000)
   Proceeds from sale of
    investments                                 24,670         1,000        35,821         8,200

Net cash used in investing
 activities                                     (4,525)      (23,567)      (27,072)      (37,692)

Cash flows from financing
 activities
   Payments on long-term
    debt and capital lease
    obligations                                 (7,488)         (517)       (7,941)         (965)
   Issuance of common stock,
    net of stock issue costs                         1         2,428             9         2,471

Net cash provided by (used in)
 financing activities                           (7,487)        1,911        (7,932)        1,506

Cash and cash equivalents
   Net increase                                 22,927         2,927        45,264         3,497

Balance at beginning
 of period                                     118,389        36,231        96,052        35,661

Balance at end of period                   $   141,316   $    39,158   $   141,316   $    39,158

CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-373-8742/ Web site: http://www.stillwatermining.com /